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Prospectus Supplement No. 4                    Filed pursuant to Rule 424(b)(3)
to Prospectus dated March 6, 2000                    Registration No. 333-31354



                                 ALKERMES, INC.

           $250,000,000 3 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                        1,845,018 SHARES OF COMMON STOCK


     This prospectus supplement supplements the information contained in the prospectus of Alkermes, Inc. dated March 6, 2000, as supplemented by Prospectus Supplement No. 1 dated March 10, 2000, Prospectus Supplement No. 2 dated March 17, 2000 and Prospectus Supplement No. 3 dated March 24, 2000, relating to the potential resale from time to time of the 3 3/4% Convertible Subordinated Notes due 2007 of Alkermes and the resale of shares of common stock of Alkermes issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

     The following table supplements the information set forth in the prospectus under the caption "Selling Securityholders" with respect to the selling securityholders and the respective principal amount of notes which are beneficially owned and may be sold by each selling securityholder, and the number of shares of common stock that may be sold by the selling securityholders pursuant to this prospectus, as amended or supplemented:


                                                                                       Number of Shares of Common
                                                        Principal Amount of Notes      Stock Issued Upon Conversion
                                                        Beneficially Owned and         of the Notes that May be
Name of Selling Securityholder(1)                       Offered                        Offered(2)

Angelo, Gordon & Co., L.P.                                  $   700,000                          5,166
MichaelAngelo, L.P.                                           2,100,000                         15,498
RCG Multi-Strategy Account, L.P.                                700,000                          5,166

(1) The information set forth herein is as of April 5, 2000 and will be updated as required.
(2) Assumes conversion of the full principal amount of the notes held by such holder at the initial conversion price of $135.50 per share of common stock.






             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 5, 2000